Exhibit 2.01
ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT (this “Agreement”), by and between Metaverse Travel Experiences, Inc. (f/k/a Azzurro Brands Inc.), a New York corporation (“Seller”), and Travelzoo, a Delaware corporation (“Buyer”), is dated as of March 17, 2022.

    WHEREAS, on March 12, 2021, Seller entered into that certain Asset Purchase Agreement (the “APA”), by and between Seller and Secret Escapes Limited, a limited company organized under the laws of England (“Secret Escapes”), whereby Seller purchased certain assets, including but not limited to the Database (as such term is defined in the APA);

    WHEREAS, concurrently with the purchase of such assets, Buyer and Seller entered into that certain License Agreement, dated as of March 12, 2021 (the “License Agreement”), whereby Seller, among other things, granted to Buyer an exclusive license to use the Database;

WHEREAS, Buyer now desires to acquire such assets from Seller and Seller desires to transfer such assets.

    NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.SALE AND PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES
1.1Assets. Upon the terms hereinafter set forth, at the Closing (as defined below), Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, free and clear of any pledge, security interest, lien, reservation, exception, covenant, condition, restriction, lease or other similar title exception or encumbrance (a “Lien”), all right, title and interest of Seller in and to the following assets (the “Acquired Assets” or “Database”), effective January 1, 2022 (the “Ownership Transfer Date”):
a.Seller’s entire database of Personal Data acquired by Seller pursuant to the APA, which includes, but is not limited to, Personal Data (i) collected from users that registered to the website provided by Secret Escapes via the domain us.secretescapes.com or (ii) that was acquired by Secret Escapes through paid advertising campaigns in the United States or from third parties, including, without limitation, the following information to the extent contained in the Database: (A) name; (B) email address, (C) physical address (including zip code), (D) phone number, (E) sign-up date, (F) sign-up channel, (G) user activity, and (H) subscription information (e.g. preference for daily or weekly); and
b.with respect to the Database, documentation pertaining to opt-ins, data access requests, opt-outs, data processing choices and requests with respect to such individual’s data, and all information pertaining to how Secret Escapes responded to all such requests and actions taken by Secret Escapes and/or Seller with respect thereto.
1.2Liabilities. On the terms set forth in this Agreement, on and as of the Closing, Buyer hereby assumes and agrees to pay, perform and discharge all of the liabilities that arise from and after the Closing Date (as defined below) relating to the Acquired Assets and the actions or inactions of Buyer with respect thereto (the “Assumed Liabilities”). Buyer hereby agrees to be responsible for all Assumed Liabilities, and as hereinafter set forth, indemnify Seller from all Assumed Liabilities. Buyer shall not assume and in no event be liable for any liabilities incurred prior to, or proximately resulting from actions or inactions of Seller prior to, the Closing, whether absolute, contingent, accrued, known or unknown or any tax liability relating to the Acquired Assets with respect to taxable periods (or portions thereof) ending on or prior to the Closing (such liabilities, the “Excluded Liabilities”). Except for the Assumed Liabilities, Buyer is not assuming, or agreeing to otherwise become liable for, any liabilities of any nature of Seller. Seller hereby agrees to be responsible for all Excluded Liabilities, and as hereinafter set forth, indemnify Buyer from all Excluded Liabilities.

2.PURCHASE PRICE
2.1Purchase Price. The purchase price to be paid by Buyer in full consideration for the Acquired Assets shall be ONE MILLION SEVEN HUNDRED FIFTY THOUSAND ($1,750,000) (such amount, the “Purchase Price”), with (a) SIX HUNDRED THOUSAND ($600,000) payable in cash on the Closing Date (the “Cash Payment”) and (b) ONE MILLION ONE HUNDRED FIFTY THOUSAND ($1,150,000) payable in the form of a credit with Seller for Buyer in exchange for the Waived License Fees, pursuant to the terms hereof (the “Credit”). Buyer shall be entitled to deduct and withhold or cause to be deducted and withheld from amounts otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under any provision of federal, state, local or foreign tax law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, if Buyer determines that any deduction or withholding is required by law, Buyer shall give Seller at least five (5) business days’ written notice before deducting or withholding. Buyer shall reasonably cooperate with Seller to minimize the amounts to be deducted or withheld.
2.2License Agreement Fees. The parties hereby agree that the amounts already paid by Buyer pursuant to the License Agreement for 2022 in the total amount of $1,150,000 (the “Waived License Fees”) shall be waived by Seller in connection with the early termination of the License Agreement, as set forth in further detail in the Letter Agreement (as defined below). For the avoidance of doubt, such amounts shall remain with Seller as compensation for the transfer of the Acquired Assets as of the Ownership Transfer Date.
3.CLOSING
3.1Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) is to be held on or before March 17, 2021 (the “Closing Date”) at the offices of Buyer located at 800 West El Camino Real, Suite 275, Mountain View, CA 94040, simultaneously with the execution and delivery of this Agreement by the parties hereto, or at such other date and place as the parties shall otherwise mutually agree. The Closing will take place via an electronic closing in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, will be delivered by an electronic mail exchange of documents and signature pages. If the Closing does not occur on the Closing Date, this Agreement shall be null and void and of no further force or effect.
3.2 Deliveries of Buyer: At the Closing, Buyer shall pay the Cash Payment on the terms set forth herein by wire transfer of immediately available funds to the following bank account:
3.3Deliveries of Seller: At the Closing, Seller shall deliver to Buyer (i) an executed letter agreement in mutually agreed form relating to the termination of the License Agreement and waiver of the Waived License Fees (the “Letter Agreement”), to be acknowledged by Buyer, and (ii) all documents and certificates, in form and substance reasonably satisfactory to Buyer, that are required by the IRS or any other governmental authority to relieve Buyer of any liability for unpaid taxes of Seller or of any obligation to withhold any portion of the consideration paid to Seller pursuant to this Agreement.
4.REPRESENTATIONS AND WARRANTIES OF SELLER
    Seller hereby represents and warrants to Buyer as follows:

4.1Organization; Authority. Seller is corporation duly organized, validly existing and in good standing under the laws of New York with full corporate power and authority to conduct its business as it is now being conducted. The execution and delivery of this Agreement and the agreements, documents and instruments contemplated hereby (the “Ancillary Agreements”) and the consummation of the transactions contemplated hereby and thereby and the performance hereof and thereof have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms (except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization or similar law affecting creditors’ rights generally). Except for consents of third parties that have already been obtained, no approval or consent by or notice to or authorization of any Person is required to be obtained or sent by Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by Seller of the transactions contemplated hereby or thereby.
4.2No Conflicting Agreements, etc. The execution and delivery of this Agreement and the Ancillary Agreements by Seller, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof, do not and will not with the passage of time, the giving of notice or otherwise, violate the provisions of any order, writ, judgment, injunction or decree applicable to Seller or the Acquired Assets, or conflict with or result in a breach of any of the terms or conditions of, or constitute a default under, the governing documents of Seller, or any contract, agreement, commitment, indenture, mortgage, pledge, note, bond, license or other instrument or obligation to which Seller is a party, or by which Seller or any of the Acquired Assets is bound or subject, or result in the creation or imposition of any Lien upon any of the Acquired Assets, or result in the termination of any right of Seller pursuant to the terms hereof or thereof.
4.3Absence of Undisclosed Liabilities. Seller has no knowledge (as imputed after reasonable inquiry and investigation) of any liabilities, debts or obligations of Seller of any nature, whether absolute, accrued, contingent or otherwise, with respect to any of the Acquired Assets, or any unasserted claims in respect of the Acquired Assets which could result in any such liabilities, debts or obligations.
4.4Title; Liens. Seller is the true, lawful and sole owner of the Acquired Assets and Seller has good and marketable title to the Acquired Assets. There is no Lien on, or with respect to, the Acquired Assets. Seller has not licensed the Acquired Assets to any Person (other than Buyer). This Agreement, together with the execution, delivery and filing of the Ancillary Agreements, will sell, assign, transfer and convey good and marketable title to the Acquired Assets to Buyer free and clear of all Liens.
4.5Compliance with Laws. Seller has complied in all material respects with all laws, regulations, judgments, orders and other legal requirements with respect to the Acquired Assets.
4.6Database. The Database (i) was obtained by Seller in compliance in all material respects with all applicable laws, and (ii) consists of data of at least 2,838,091 unique natural persons. Seller is, and has been, permitted to use the Database in the manner in which Seller has used such Database immediately prior to the Closing Date. The transfer of the Database hereunder was and will be in compliance in all material respects with all applicable laws and, to the knowledge of Seller, immediately after the Closing Buyer will be permitted to use the Database in the manner in which Seller has used such Database and allowed Buyer to use such Database pursuant to the License Agreement immediately prior to the Closing Date.
4.7Privacy and Data Security. Seller has not collected, received, used, transmitted, disclosed, sold, shared or processed any information that is defined as “personal information,” “personal data,” “personally identifiable information,” or similar term under applicable law (“Personal Data”) contained in the Database in violation of the privacy policies applicable to the Database (“Privacy Policy”) or in violation in any material respect of applicable law pertaining to data protection, data privacy, data security, and cybersecurity (“Privacy Laws”). Seller is in compliance with the Privacy Policy and the terms of use provided by Secret Escapes, in each case, pertaining to Seller’s access, storage, processing, sharing, and use of the Database. Each such privacy policy, and all materials distributed or marketed by Seller to those persons listed in the Database have at all times made all disclosures required for Seller to comply in all material respects with applicable laws. There has been no written notice to, or complaint, proceeding, investigation, or claim asserted or threatened in writing against, Seller, in each case, alleging that Seller’s collection, use, storage, distribution, transfer, processing, sharing, or disclosure of the Database is in violation of Privacy Laws. With respect to the Database and to the extent sent to or received by Seller, Seller has records of any valid requests to opt-out of receiving electronic communications or solicitations from Seller, and Seller has complied with all such valid requests.
5.REPRESENTATIONS AND WARRANTIES OF BUYER
    Buyer represents and warrants to Seller as follows:

5.1Organization; Authority. Buyer is a corporation duly formed, validly existing and in good standing under the laws of Delaware. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and the performance hereof and thereof has been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligations of Buyer, enforceable against it in accordance with their respective terms (except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization or similar law affecting creditors’ rights generally). Except for consents of third parties that have already been obtained, no approval or consent by or notice to any Person is required to be obtained or sent by Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by Buyer of the transactions contemplated hereby or thereby.
5.2No Conflicting Agreements, etc. The execution and delivery of this Agreement by Buyer, and the consummation of the transactions contemplated hereby and compliance with the terms hereof, do not and will not with the passage of time, the giving of notice or otherwise, violate the provisions of any order, writ, judgment, injunction or decree applicable to Buyer, or conflict with or result in a breach of any of the terms or conditions of, or constitute a default under, the governing documents of Buyer or, any contract, agreement, commitment, indenture, mortgage, pledge, note, bond, license or other instrument to which Buyer is a party, or by which Buyer or its properties or assets is bound or subject, or result in the creation or imposition of any Lien upon any of the properties or assets of Buyer, or result in the termination of any right of Buyer pursuant to the terms of any thereof.
6.COVENANTS
6.1Confidentiality. Following the Closing, Buyer and Seller shall, and shall cause their respective affiliates and their respective officers, directors, employees and agents (collectively, “Affiliates”) to (i) maintain the confidentiality of, (ii) not use, and (iii) not divulge to any Person (other than Buyer or Seller’s employees, contractors, directors, shareholders, lenders or professional advisors who have a need to know such information, as applicable), any confidential, non-public or proprietary information of Buyer or Seller to the extent related to the Acquired Assets or the Assumed Liabilities, except with the prior written consent of the other party, or as may be required by law; provided, that each of Buyer, Seller and their respective Affiliates shall not be subject to such obligation of confidentiality for information that is or becomes generally available to the public without breach of this Agreement by any of Buyer, Seller or their respective Affiliates. If any of Buyer, Seller or their respective Affiliates shall be required by law to divulge any such information, such party shall provide the other party with prompt written notice of each request so that such party may seek an appropriate protective order or other appropriate remedy, and Buyer, Seller and their respective Affiliates, as applicable, shall cooperate to obtain a protective order or other remedy; provided, that, in the event that a protective order or other remedy is not obtained, Buyer, Seller or their respective Affiliates, as applicable, shall furnish only that portion of such information which, in the opinion of such party’s counsel or such party, as applicable, is legally compelled to disclose and shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.
6.2Sub-License to Privacy Policy. Seller hereby grants Buyer a perpetual, irrevocable, non-exclusive, non-transferable, non-sublicensable, royalty-free license to use the text of Secret Escape’s Privacy Policy solely in connection with Buyer’s exploitation of the Acquired Assets. Buyer shall remove all references to “Secret Escapes” or any formatives or derivatives thereof. Notwithstanding anything to the contrary herein, the Privacy Policy is provided by Seller on an “AS IS” basis and Seller makes no representations and warranties with respect to the Privacy Policy, including that Buyer’s continued use of the Privacy Policy is adequate or sufficient for Buyer’s compliance with any laws, rules or regulations, including Privacy Laws.
7.MISCELLANEOUS
7.1Taxes. Seller shall be responsible for any tax filings and tax payments that are required to be filed or paid by Seller in the United States or in any other jurisdiction in connection with the sale of the Acquired Assets. Buyer shall be responsible for any tax filings and tax payments that are required to be filed or paid by Buyer in the United States that are required in connection with the purchase of the

Acquired Assets. Buyer or Seller, as applicable, shall file any necessary documentation and tax returns with the other party’s consent, such consent not to be unreasonably withheld, conditioned or delayed.
7.2Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.
7.3Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) when successfully delivered to the recipient by facsimile, electronic mail, or other electronic transmission, provided that such delivery is subsequently confirmed, (c) three (3) business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) business day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):
If to Seller:
    Metaverse Travel Experiences, Inc.
    Attn: Ralph Bartel, Chairman of the Board
    Email: ralph.bartel@bluewin.ch

If to Buyer:
Travelzoo
Attn: Christina Ciocca, General Counsel
Email: csindoni@travelzoo.com

7.4Governing Law. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS (EXCLUDING CONFLICT OF LAWS RULES AND PRINCIPLES) OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.
7.5Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.
7.6Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.
7.7Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the parties hereto; provided; further that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.
7.8Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

7.9Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided, that Buyer Indemnitees who are not otherwise a party to this Agreement shall be third party beneficiaries of this Agreement.
7.10Assignability. This Agreement and each party’s respective rights and obligations hereunder may not be assigned, by operation of law or otherwise, without the prior written consent of Buyer and Seller and any attempt to do so shall be null and void; provided, that Buyer may assign its respective rights and obligations under this Agreement without such required consent to an Affiliate thereof, its lenders for collateral security purposes or to any Person who acquires all or substantially all of its equity securities, assets or business (whether by merger, consolidation, sale or otherwise).
7.11Jurisdiction; Court Proceedings; Waiver of Jury Trial. ANY LITIGATION AGAINST ANY PARTY TO THIS AGREEMENT ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT SHALL BE BROUGHT IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK AND EACH OF THE PARTIES HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH LITIGATION; PROVIDED, THAT A FINAL JUDGMENT IN ANY SUCH LITIGATION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES NOT TO ASSERT (A) ANY OBJECTION WHICH IT MAY EVER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK, (B) ANY CLAIM THAT ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (C) ANY CLAIM THAT SUCH COURT DOES NOT HAVE JURISDICTION WITH RESPECT TO SUCH LITIGATION.
TO THE EXTENT THAT SERVICE OF PROCESS BY MAIL IS PERMITTED BY APPLICABLE LAW, EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH LITIGATION IN SUCH COURTS BY THE MAILING OF SUCH PROCESS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN.
EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.
7.12No Other Duties. The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.
7.13Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.
7.14Remedies. All remedies, either under this Agreement or by law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by law, equity or otherwise.

7.15Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
7.16Counterparts. This Agreement may be executed by facsimile, PDF or other electronic signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BUYER:

TRAVELZOO

                    By: ________________________________________
Name:
Title:

                    SELLER:

                    METAVERSE TRAVEL EXPERIENCES, INC.

                    By: ________________________________________
Name:
Title: